EXHIBIT 4.4

THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED, EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO MAKER OF AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

Dated: January 1, 2003	Number NEOT076

NEOTHERAPEUTICS, INC.

Warrant for the Purchase of Shares of Common Stock

161,460 Shares

FOR VALUE RECEIVED, NeoTherapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that Oppenheimer Wolff & Donnelly LLP or its permitted assigns, is entitled to purchase from the Company, at any time or from time to time commencing on January 1, 2003 and prior to 5:00 P.M., Pacific time, on December 31, 2007, One Hundred Sixty-One Thousand Four Hundred Sixty (161,460) fully paid and non-assessable shares of the common stock, $.001 par value per share, of the Company for an aggregate purchase price of $40,365 (computed on the basis of $0.25 per share). Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefor, is referred to as the “Common Stock,” (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to individually as a “Warrant Share” and collectively as the “Warrant Shares,” (iii) the aggregate purchase price payable for the Warrant Shares hereunder is referred to as the “Aggregate Warrant Price,” (iv) the price payable for each of the Warrant Shares hereunder is referred to as the “Per Share Warrant Price,” (v) this Warrant, all similar Warrants issued on the date hereof and all Warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the “Warrants”, and (vi) the holder of this Warrant is referred to as the “Holder” and the holder of this Warrant and all other Warrants or Warrant Shares issued upon the exercise of any Warrant are referred to as the “Holders.” The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided, and in the event of any such adjustment, the number of Warrant Shares shall be adjusted to equal the number determined by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

This Warrant is issued pursuant to that certain Settlement Agreement and Release, dated November 22, 2002, between the Company and the Holder (the “Settlement Agreement”).

1.  Exercise of Warrant.

(a)  This Warrant may be exercised in whole at any time or in part from time to time, during the period commencing on January 1, 2003 and ending prior to 5:00 P.M., Pacific time, on December 31, 2007 (such period, the “Exercise Period”), by the Holder by the surrender of this Warrant (with the subscription form at the end of this Warrant duly executed) at the address set forth in Section 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares in respect of which this Warrant has not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such exercise and surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine) and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(b)  In lieu of exercising this Warrant in the manner set forth in Section 1(a) above, this Warrant may be exercised in whole at any time or in part from time to time during the Exercise Period, by the Holder by surrendering the Warrant at the address set forth in Section 9(a) hereof, without payment of any other consideration, commission or remuneration, together with the subscription form at the end of this Warrant, duly executed. The number of shares of the Common Stock to be issued by the Company shall be calculated using the following formula:

X=	Y(A-B)
A

Where	X=	the number of shares of the Common Stock to be issued to the Holder

Y=
the number of shares of the Common Stock purchasable under this Warrant or, if this Warrant is being exercised in part, under the portion of the Warrant being exercised (at the date of the surrender of this Warrant and the subscription form)

	A=	the Market Price (at the date of the surrender of this Warrant and the subscription form)

	B=	the Per Share Warrant Price (as adjusted to the date of the surrender of this Warrant and the subscription form)

If this Warrant is exercised in part pursuant to this Section 1(b), this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares in respect of which this Warrant has not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such exercise and surrender of this Warrant, the Company will (i)

issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay cash equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine) and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c)  The market price of a share of the Common Stock (the “Market Price”) on any date of determination shall be (i) the last reported sale price per share of the Common Stock on the business day immediately preceding the date of determination as reported on the Nasdaq SmallCap Market, or (ii) if there is no such reported sale on the date in question, the average of the closing bid and asked quotations as so reported on the Nasdaq SmallCap Market, or (iii) if the Common Stock is not then listed on the Nasdaq SmallCap Market, the last reported sale price per share of the Common Stock on such national securities exchange upon which the Common Stock is then listed, or (iv) if the Common Stock is not then listed on any national securities exchange, the average of the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq, or if not so reported, as reported by the National Quotations Bureau or a similar organization. In the absence of such quotations, the Board of Directors of the Company shall determine in good faith the fair market value per share of the Common Stock, which shall for these purposes be deemed to be the Market Price, which determination shall be set forth in a certificate executed by an officer of the Company showing the facts upon which the Market Price is based.

(d)  For purposes of determining the number of Warrant Shares issuable to the Holder pursuant to Section 1(b) hereof, in no event will the Market Price be deemed to be less than $1.76, notwithstanding the provisions of Section 1(c) hereof (so that the minimum number of Warrant Shares issuable pursuant to Section 1(b) will in no event be less than 138,525 Warrant Shares).

2.  Reservation of Warrant Shares, Listing.    The Company agrees that, prior to the expiration of this Warrant, the Company will at all times (a) have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights and rights of first refusal and (b) use its best efforts to keep the shares of the Common Stock receivable upon the exercise of this Warrant authorized for listing on the Nasdaq SmallCap Market, or similar national securities exchange, upon notice of issuance.

3.  Protection Against Dilution.

(a)  If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to the holders of shares of the Common Stock (i) securities, other than shares of the Common Stock, or (ii) property, other than cash, without payment therefor, with respect to the Common Stock, then, and in each such case, the Holder, upon the exercise of this Warrant, shall be entitled to receive the securities and property which the Holder would hold on the date of such exercise if, on the date of this Warrant, the Holder had been the holder of record of the number of shares of the Common Stock subscribed for upon such exercise and, during the period from the date of this Warrant to and including the date of such exercise, had retained such shares and the securities and properties receivable by the Holder during such period. Notice of each such distribution shall be forthwith mailed to the Holder.

(b)  If, at any time or from time to time after the date of this Warrant, the Company shall (i) pay a dividend or make a distribution on its capital stock in shares of the Common Stock, (ii) subdivide its outstanding shares of the Common Stock into a greater number of shares, (iii) combine its outstanding shares of the Common Stock into a smaller number of shares or (iv) issue by reclassification of the Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Upon each such adjustment of the Per Share Warrant Price pursuant to this Section 3(b), the Holder shall thereafter during the Exercise Period be entitled to purchase, at the Per Share Warrant Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Per Share Warrant Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Per Share Warrant Price resulting from such adjustment. An adjustment made pursuant to this Section 3(b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(c)  In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another entity (including any exchange effected in connection with a merger of another corporation with the Company), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 3(c) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(d)  No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of the Common Stock; provided, however, that any adjustments which by reason of this Section 3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Section 3(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or the Common Stock issuable upon exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(e)  Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a notice (the “Adjustment Notice”), which shall be certified by the Company’s Chief Executive Officer to be true and correct. The Adjustment Notice shall set forth the Per Share Warrant Price and the number of Warrant Shares after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same, and copies of such notice shall be mailed to the Holders of the Warrants not later than thirty (30) days following the occurrence of the event giving rise to the adjustment.

(f)  If the Board of Directors of the Company shall (1) declare any dividend or other distribution with respect to the Common Stock, other than a cash dividend payable otherwise than out of earnings or earned surplus, (ii) offer to the holders of shares of the Common Stock any additional shares of the Common Stock, any securities convertible into or exercisable for shares of the Common Stock or any rights to subscribe thereto or (iii) propose a dissolution, liquidation or winding up of the Company, the Company shall mail notice thereof to the Holders of the Warrants not less than 15 days prior to the record date fixed for determining stockholders entitled to participate in such dividend, distribution, offer or subscription right or to vote on such dissolution, liquidation or winding up.

(g)  If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of the Common Stock and other capital stock of the Company, the Board of Directors of the Company (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of the Common Stock and other capital stock and any subsequent adjustments made pursuant to this Section 3 shall apply equally to each such resulting class of capital stock.

4.  Fully Paid Stock; Taxes.    The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights, rights of first refusal or other contractual rights to purchase securities of the Company, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

5.  Registration Under Securities Act of 1933.

The Company will prepare and file with the U.S. Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the resale of the Warrant Shares in accordance with the terms of Settlement Agreement.

6.  Limited Transferability.    This Warrant may not be sold, transferred, assigned or hypothecated by the Holder except in compliance with the provisions of the Securities Act and any applicable state securities laws. The Company may treat the registered Holder of this Warrant as he or it appears on the Company’s books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his or its duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the Holder thereof shall be identical to those of the Holder of this Warrant.

7.  Loss, etc., of Warrant.    Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8.  Warrant Holder Not Stockholder.    Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

9.  Communication.    No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

(a)  the Company at 157 Technology Drive, Irvine, California, 92618, Attention: John McManus, or such other address as the Company has designated in writing to the Holder, or

(b)  the Holder at Oppenheimer Wolff & Donnelly LLP, Plaza VII, Suite 3300, 45 South Seventh Street, Minneapolis, Minnesota 55402, Attention: Mr. Howie Booth, or such other address as the Holder has designated in writing to the Company.

10.  Headings.    The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11.  Applicable Law.    This Warrant shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, NeoTherapeutics, Inc. has caused this Warrant to be signed by a duly authorized officer and attested by its Secretary this 22nd day of November, 2002.

NEOTHERAPEUTICS, INC.

By:	/s/ JOHN L. MCMANUS
Its:	John L. McManus, V.P. Strategic
Planning & Finance

ATTEST:

Name:	/s/ CAROL GRUETTER
Carol Gruetter
Title:	Secretary

[Corporate Seal]

ASSIGNMENT

FOR VALUE RECEIVED                      hereby sells, assigns and transfers unto                              the foregoing thereby, and does irrevocably constitute and appoint                             , attorney, to transfer said Warrant on the books of NeoTherapeutics, Inc.

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED                      hereby sells, assigns and transfers unto                      the right to purchase             shares of the Common Stock of NeoTherapeutics, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint                 , attorney, to transfer that part of said Warrant on the books of NeoTherapeutics, Inc.

Dated:	Signature:

Address:

SUBSCRIPTION FORM

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to purchase thereunder, shares of the Common Stock of NeoTherapeutics, Inc., as provided for in Section 1 thereof.

The undersigned herewith makes payment for such shares in full at the price per share provided by such Warrant in the following manner (please check the type or types of payment and indicate the portion of the aggregate payment to be paid by each type of payment):

             exercise for cash as provided in Section 1 (a) of such Warrant.

             exercise by surrender of such Warrant (or a portion thereof) in accordance with Section l (b) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 3(b) of the Settlement Agreement (as defined in the Warrant) and by its signature below hereby makes such representations and warranties to NeoTherapeutics, Inc., as of the date hereof and, if the undersigned is not Oppenheimer Wolff & Donnelly LLP, references to “Oppenheimer Wolff & Donnelly LLP” in such representations and warranties shall refer to the undersigned.

Please issue a certificate or certificates for such shares in the name of, and pay any cash for any fractional share to:

Name

(Please Print Name, Address and Social Security No. or Taxpayer Identification No.)

Address

Social Security No. or Taxpayer Identification No.

Signature

NOTE:	The above signature should correspond exactly with the name on the first page of such Warrant or with the name of the assignee appearing in the assignment form attached to the Warrant.

And if such number of shares shall not be all the shares purchasable under the attached Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder and delivered to the address set forth above.